Exhibit 99.1

To our shareowners:

A dreamy business offering has at least four characteristics. Customers love it, it can grow to very large size, it has strong returns on capital, and it’s durable in time – with the potential to endure for decades. When you find one of these, don’t just swipe right, get married.

Well, I’m pleased to report that Amazon hasn’t been monogamous in this regard. After two decades of risk taking and teamwork, and with generous helpings of good fortune all along the way, we are now happily wed to what I believe are three such life partners: Marketplace, Prime, and AWS. Each of these offerings was a bold bet at first, and sensible people worried (often!) that they could not work. But at this point, it’s become pretty clear how special they are and how lucky we are to have them. It’s also clear that there are no sinecures in business. We know it’s our job to always nourish and fortify them.

We’ll approach the job with our usual tools: customer obsession rather than competitor focus, heartfelt passion for invention, commitment to operational excellence, and a willingness to think long-term. With good execution and a bit of continuing good luck, Marketplace, Prime, and AWS can be serving customers and earning financial returns for many years to come.

Marketplace

Marketplace’s early days were not easy. First, we launched Amazon Auctions. I think seven people came, if you count my parents and siblings. Auctions transformed into zShops, which was basically a fixed price version of Auctions. Again, no customers. But then we morphed zShops into Marketplace. Internally, Marketplace was known as SDP for Single Detail Page. The idea was to take our most valuable retail real estate – our product detail pages – and let third-party sellers compete against our own retail category managers. It was more convenient for customers, and within a year, it accounted for 5% of units. Today, more than 40% of our units are sold by more than two million third-party sellers worldwide. Customers ordered more than two billion units from sellers in 2014.

The success of this hybrid model accelerated the Amazon flywheel. Customers were initially drawn by our fast-growing selection of Amazon-sold products at great prices with a great customer experience. By then allowing third parties to offer products side-by-side, we became more attractive to customers, which drew even more sellers. This also added to our economies of scale, which we passed along by lowering prices and eliminating shipping fees for qualifying orders. Having introduced these programs in the U.S., we rolled them out as quickly as we could to our other geographies. The result was a marketplace that became seamlessly integrated with all of our global websites.

We work hard to reduce the workload for sellers and increase the success of their businesses. Through our Selling Coach program, we generate a steady stream of automated machine-learned “nudges” (more than 70 million in a typical week) – alerting sellers about opportunities to avoid going out-of-stock, add selection that’s selling, and sharpen their prices to be more competitive. These nudges translate to billions in increased sales to sellers.

To further globalize Marketplace, we’re now helping sellers in each of our geographies – and in countries where we don’t have a presence – reach out to our customers in countries outside their home geographies. We hosted merchants from more than 100 different countries last year, and helped them connect with customers in 185 nations.

Almost one-fifth of our overall third-party sales now occur outside the sellers’ home countries, and our merchants’ cross-border sales nearly doubled last year. In the EU, sellers can open a single account, manage their business in multiple languages, and make products available across our five EU websites. More recently, we’ve started consolidating cross-border shipments for sellers and helping them obtain ocean shipping from Asia to Europe and North America at preferential, bulk rates.

Marketplace is the heart of our fast-growing operations in India, since all of our selection in India is offered by third-party sellers. Amazon.in now offers more selection than any other e-commerce site in India – with more than 20 million products offered from over 21,000 sellers. With our Easy Ship service, we pick up products from a seller and handle delivery all the way to the end customer. Building upon Easy Ship, the India team recently piloted Kirana Now, a service that delivers everyday essentials from local kirana (mom and pop) stores to customers in two to four hours, adding convenience for our customers and increasing sales for the stores participating in the service.

Perhaps most important for sellers, we’ve created Fulfillment by Amazon. But I’ll save that for after we discuss Prime.

Amazon Prime

Ten years ago, we launched Amazon Prime, originally designed as an all-you-can-eat free and fast shipping program. We were told repeatedly that it was a risky move, and in some ways it was. In its first year, we gave up many millions of dollars in shipping revenue, and there was no simple math to show that it would be worth it. Our decision to go ahead was built on the positive results we’d seen earlier when we introduced Free Super Saver Shipping, and an intuition that customers would quickly grasp that they were being offered the best deal in the history of shopping. In addition, analysis told us that, if we achieved scale, we would be able to significantly lower the cost of fast shipping.

Our owned-inventory retail business was the foundation of Prime. In addition to creating retail teams to build each of our category-specific online “stores,” we have created large-scale systems to automate much of inventory replenishment, inventory placement, and product pricing. The precise delivery-date promise of Prime required operating our fulfillment centers in a new way, and pulling all of this together is one of the great accomplishments of our global operations team. Our worldwide network of fulfillment centers has expanded from 13 in 2005, when we launched Prime, to 109 this year. We are now on our eighth generation of fulfillment center design, employing proprietary software to manage receipt, stowing, picking, and shipment. Amazon Robotics, which began with our acquisition of Kiva in 2012, has now deployed more than 15,000 robots to support the stowing and retrieval of products at a higher density and lower cost than ever before. Our owned-inventory retail business remains our best customer-acquisition vehicle for Prime and a critical part of building out categories that attract traffic and third-party sellers.

Though fast delivery remains a core Prime benefit, we are finding new ways to pump energy into Prime. Two of the most important are digital and devices.

In 2011 we added Prime Instant Video as a benefit, now with tens of thousands of movies and TV episodes available for unlimited streaming in the U.S., and we’ve started expanding the program into the U.K. and Germany as well. We’re investing a significant amount on this content, and it’s important that we monitor its impact. We ask ourselves, is it worth it? Is it driving Prime? Among other things, we watch Prime free trial starts, conversion to paid membership, renewal rates, and product purchase rates by members entering through this channel. We like what we see so far and plan to keep investing here.

While most of our PIV spend is on licensed content, we’re also starting to develop original content. The team is off to a strong start. Our show Transparent became the first from a streaming service to win a Golden Globe for best series and Tumble Leaf won the Annie for best animated series for preschoolers. In addition to the critical acclaim, the numbers are promising. An advantage of our original programming is that its first run is on Prime – it hasn’t already appeared anywhere else. Together with the quality of the shows, that first run status appears to be one of the factors leading to the attractive numbers. We also like the fixed cost nature of original programming. We get to spread that fixed cost across our large membership base. Finally, our business model for original content is unique. I’m pretty sure we’re the first company to have figured out how to make winning a Golden Globe pay off in increased sales of power tools and baby wipes!

Amazon designed and manufactured devices – from Kindle to Fire TV to Echo – also pump energy into Prime services such as Prime Instant Video and Prime Music, and generally drive higher engagement with every element of the Amazon ecosystem. And there’s more to come – our device team has a strong and exciting roadmap ahead.

Prime isn’t done improving on its original fast and free shipping promise either. The recently launched Prime Now offers Prime members free two-hour delivery on tens of thousands of items or one-hour delivery for a $7.99 fee. Lots of early reviews read like this one, “In the past six weeks my husband and I have made an embarrassing number of orders through Amazon Prime Now. It’s cheap, easy, and insanely fast.” We’ve launched in Manhattan, Brooklyn, Miami, Baltimore, Dallas, Atlanta, and Austin, and more cities are coming soon.

Now, I’d like to talk about Fulfillment by Amazon. FBA is so important because it is glue that inextricably links Marketplace and Prime. Thanks to FBA, Marketplace and Prime are no longer two things. In fact, at this point, I can’t really think about them separately. Their economics and customer experiences are now happily and deeply intertwined.

FBA is a service for Marketplace sellers. When a seller decides to use FBA, they stow their inventory in our fulfillment centers. We take on all logistics, customer service, and product returns. If a customer orders an FBA item and an Amazon owned-inventory item, we can ship both items to the customer in one box – a huge efficiency gain. But even more important, when a seller joins FBA, their items can become Prime eligible.

Maintaining a firm grasp of the obvious is more difficult than one would think it should be. But it’s useful to try. If you ask, what do sellers want? The correct (and obvious) answer is: they want more sales. So, what happens when sellers join FBA and their items become Prime eligible? They get more sales.

Notice also what happens from a Prime member’s point of view. Every time a seller joins FBA, Prime members get more Prime eligible selection. The value of membership goes up. This is powerful for our flywheel. FBA completes the circle: Marketplace pumps energy into Prime, and Prime pumps energy into Marketplace.

In a 2014 survey of U.S. sellers, 71% of FBA merchants reported more than a 20% increase in unit sales after joining FBA. In the holiday period, worldwide FBA units shipped grew 50% over the prior year and represented more than 40% of paid third-party units. Paid Prime memberships grew more than 50% in the U.S. last year and 53% worldwide. FBA is a win for customers and a win for sellers.

Amazon Web Services

A radical idea when it was launched nine years ago, Amazon Web Services is now big and growing fast. Startups were the early adopters. On-demand, pay-as-you-go cloud storage and compute resources dramatically increased the speed of starting a new business. Companies like Pinterest, Dropbox, and Airbnb all used AWS services and remain customers today.

Since then, large enterprises have been coming on board as well, and they’re choosing to use AWS for the same primary reason the startups did: speed and agility. Having lower IT cost is attractive, and sometimes the absolute cost savings can be enormous. But cost savings alone could never overcome deficiencies in performance or functionality. Enterprises are dependent on IT – it’s mission critical. So, the proposition, “I can save you a significant amount on your annual IT bill and my service is almost as good as what you have now,” won’t get too many customers. What customers really want in this arena is “better and faster,” and if “better and faster” can come with a side dish of cost savings, terrific. But the cost savings is the gravy, not the steak.

IT is so high leverage. You don’t want to imagine a competitor whose IT department is more nimble than yours. Every company has a list of technology projects that the business would like to see implemented as soon as possible. The painful reality is that tough triage decisions are always made, and many projects never get done. Even those that get resourced are often delivered late or with incomplete functionality. If an IT department can figure out how to deliver a larger number of business-enabling technology projects faster, they’ll be creating significant and real value for their organization.

These are the main reasons AWS is growing so quickly. IT departments are recognizing that when they adopt AWS, they get more done. They spend less time on low value-add activities like managing datacenters, networking, operating system patches, capacity planning, database scaling, and so on and so on. Just as important, they get access to powerful APIs and tools that dramatically simplify building scalable, secure, robust, high-performance systems. And those APIs and tools are continuously and seamlessly upgraded behind the scenes, without customer effort.

Today, AWS has more than a million active customers as companies and organizations of all sizes use AWS in every imaginable business segment. AWS usage grew by approximately 90% in the fourth quarter of 2014 versus the prior year. Companies like GE, Major League Baseball, Tata Motors, and Qantas are building new applications on AWS – these range from apps for crowdsourcing and personalized healthcare to mobile apps for managing fleets of trucks. Other customers, like NTT DOCOMO, the Financial Times, and the Securities and Exchange Commission are using AWS to analyze and take action on vast amounts of data. And many customers like Condé Nast, Kellogg’s, and News Corp are migrating legacy critical applications and, in some cases, entire datacenters to AWS.

We’ve increased our pace of innovation as we’ve gone along – from nearly 160 new features and services in 2012, to 280 in 2013, and 516 last year. There are many that would be interesting to talk about – from WorkDocs and WorkMail to AWS Lambda and the EC2 Container Service to the AWS Marketplace – but for purposes of brevity, I’m going to limit myself to one: our recently introduced Amazon Aurora. We hope Aurora will offer customers a new normal for a very important (but also very problematic) technology that is a critical underpinning of many applications: the relational database. Aurora is a MySQL-compatible database engine that offers the speed and availability of high-end commercial databases with the simplicity and cost effectiveness of open source databases. Aurora’s performance is up to 5x better than typical MySQL databases, at one-tenth the cost of commercial database packages. Relational databases is an arena that’s been a pain point for organizations and developers for a long time, and we’re very excited about Aurora.

I believe AWS is one of those dreamy business offerings that can be serving customers and earning financial returns for many years into the future. Why am I optimistic? For one thing, the size of the opportunity is big, ultimately encompassing global spend on servers, networking, datacenters, infrastructure software, databases, data warehouses, and more. Similar to the way I think about Amazon retail, for all practical purposes, I believe AWS is market-size unconstrained.

Second, its current leadership position (which is significant) is a strong ongoing advantage. We work hard – very hard – to make AWS as easy to use as possible. Even so, it’s still a necessarily complex set of tools with rich functionality and a non-trivial learning curve. Once you’ve become proficient at building complex systems with AWS, you do not want to have to learn a new set of tools and APIs assuming the set you already understand works for you. This is in no way something we can rest on, but if we continue to serve our customers in a truly outstanding way, they will have a rational preference to stick with us.

In addition, also because of our leadership position, we now have thousands of what are effectively AWS ambassadors roaming the world. Software developers changing jobs, moving from one company to another, become our best sales people: “We used AWS where I used to work, and we should consider it here. I think we’d get more done.” It’s a good sign that proficiency with AWS and its services is already something software developers are adding to their resumes.

Finally, I’m optimistic that AWS will have strong returns on capital. This is one we as a team examine because AWS is capital intensive. The good news is we like what we see when we do these analyses. Structurally, AWS is far less capital intensive than the mode it’s replacing – do-it-yourself datacenters – which have low utilization rates, almost always below 20%. Pooling of workloads across customers gives AWS much higher utilization rates, and correspondingly higher capital efficiency. Further, once again our leadership position helps: scale economies can provide us a relative advantage on capital efficiency. We’ll continue to watch and shape the business for good returns on capital.

AWS is young, and it is still growing and evolving. We think we can continue to lead if we continue to execute with our customers’ needs foremost in mind.

Career Choice

Before closing, I want to take a moment to update shareowners on something we’re excited about and proud of. Three years ago we launched an innovative employee benefit – the Career Choice program, where we pre-pay 95% of tuition for employees to take courses for in-demand fields, such as airplane mechanic or nursing, regardless of whether the skills are relevant to a career at Amazon. The idea was simple: enable choice.

We know that, for some of our fulfillment and customer service center employees, Amazon will be a career. For others, Amazon might be a stepping stone on the way to a job somewhere else – a job that may require new skills. If the right training can make the difference, we want to help, and so far we have been able to help over 2,000 employees who have participated in the program in eight different countries. There’s been so much interest that we are now building onsite classrooms so college and technical classes can be taught inside our fulfillment centers, making it even easier for associates to achieve these goals.

There are now eight FCs offering 15 classes taught onsite in our purpose-built classrooms with high-end technology features, and designed with glass walls to inspire others to participate and generate encouragement from peers. We believe Career Choice is an innovative way to draw great talent to serve customers in our fulfillment and customer service centers. These jobs can become gateways to great careers with Amazon as we expand around the world or enable employees the opportunity to follow their passion in other in-demand technical fields, like our very first Career Choice graduate did when she started a new career as a nurse in her community.

I would also like to invite you to come join the more than 24,000 people who have signed up so far to see the magic that happens after you click buy on Amazon.com by touring one of our fulfillment centers. In addition to U.S. tours, we are now offering tours at sites around the world, including Rugeley in the U.K. and Graben in Germany and continuing to expand. You can sign up for a tour at www.amazon.com/fctours.

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Marketplace, Prime, and Amazon Web Services are three big ideas. We’re lucky to have them, and we’re determined to improve and nurture them – make them even better for customers. You can also count on us to work hard to find a fourth. We’ve already got a number of candidates in work, and as we promised some twenty years ago, we’ll continue to make bold bets. With the opportunities unfolding in front of us to serve customers better through invention, we assure you we won’t stop trying.

As always, I attach a copy of our original 1997 letter. Our approach remains the same, because it’s still Day 1.

Jeffrey P. Bezos
Founder and Chief Executive Officer
Amazon.com, Inc.

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•

We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•

We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

•

We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

•

We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

•

We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.